FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS, INC. REPORTS SECOND QUARTER 2013 RESULTS

CRANBURY, New Jersey – (July 29, 2013) – Innophos Holdings, Inc. (NASDAQ: “IPHS”), a leading international producer of performance-critical and nutritional specialty ingredients, with applications in food, beverage, dietary supplements, pharmaceutical, oral care and industrial end markets, today announced its financial results for the second quarter 2013.

Second Quarter Results

•	Net sales for the second quarter 2013 at $213 million were $1 million below second quarter 2012 levels, with higher sales in Specialty Phosphates nearly offsetting lower GTSP & Other sales.

•	US/Canada Specialty Phosphates sales were up 9% year-over-year on 3% volume growth in the core business combined with a 7% benefit from acquisitions; average selling prices declined 1% due to mix.

•
Mexico Specialty Phosphates sales improved 11% sequentially, but were 9% lower compared to the year ago period. The premature equipment failure that we began to fix in the first quarter 2013 continued to affect performance through mid-May. Production performance improved throughout the quarter, meaningfully in June, and has since continued at short-term target levels.

•	GTSP & Other sales at $11 million for the second quarter 2013 were $9 million below the year ago level on lower volumes as a result of soft fertilizer market conditions.

•
Diluted EPS for the second quarter 2013 was $0.52 compared to $0.73 for the second quarter 2012. The current period included expenses of $0.13 per share due to increased maintenance costs and lower efficiencies resulting from Mexico production issues, $0.07 per share for a revision of estimates for phosphate rock inventories and $0.07 per share of translation expense due to a weakened Mexican peso against the US dollar. Included in the second quarter 2012 was $0.08 per share of adjustments, including amounts relating to prior periods, which increased cost of goods sold. Giving effect to these items, second quarter 2013 diluted EPS would have been $0.79 compared to $0.81 for the prior year period.

Randy Gress, CEO of Innophos, commented on the results, “We made substantial progress in the quarter delivering against our strategic goals. Volume growth in the US/Canada business continued to improve on solid execution from our growth strategy. In Mexico, we largely completed the short-term production improvement program to address the premature equipment failure that manifested itself in the first quarter, driving an improving trend throughout the second quarter, resulting in our Coatzacoalcos facility operating at its expected production rate with good performance for the entire month of June.”

Mr. Gress added, “Continued execution of our strategy drove strong sales growth at our US/Canada business with volumes in our core business reaching significantly improved levels of performance. In addition, we continued to benefit from strong performance within our nutrition business where our recent acquisitions contributed 7% growth to US/Canada Specialty Phosphates. Our low sodium product line also continued to demonstrate success in the marketplace, with CAL-RISE® recording sales more than double the prior year period, along with new business wins on low sodium blends for meat and poultry applications. Lastly, our export sales from the US remained strong; up 9% year-over-year to the EMEA and Asia Pacific zones, and our China blending facility began producing Specialty Phosphates during the quarter.”

Mr. Gress continued, “In addition to the contributions of our growth strategy, market demand showed signs of moderate improvement in consumer oriented food ingredient applications, offset in part by continued soft demand in some industrial markets. Actions taken to improve business mix were evident in stronger sales to pharma markets and the resumption, for the first time since fourth quarter 2012, of shipments to Venezuela towards the end of the quarter. However, continued weak demand from asphalt modification and other industrial end markets resulted in unfavorable mix trends versus the prior year period. Building on the actions already implemented, we expect to again see sequential improvement in mix for the third quarter 2013 in our US/Canada business.”

Mr. Gress concluded, “Although consolidated results are still not at our desired levels, there is increasing evidence in the quarter that the strategic actions taken to improve long-term performance have gained traction. US/Canada volume and mix trends are improving, and I expect that we can build on and sustain the recent strong operating performance in Mexico through the remainder of the year as we continue to make investments to improve the business. We remain committed to achieving our targeted growth objectives, and I believe we made significant strides in getting our business closer towards those goals during this quarter.”

Segment Results second quarter 2013 versus second quarter 2012

Specialty Phosphates

Specialty Phosphates sales were up 4% year-over-year primarily due to a 5% benefit from acquisitions. US/Canada core business volumes, at their highest level in over three years, exceeded the effects of lower Mexico volumes, which were again affected by lower than normal production levels due to equipment reliability issues that extended through mid-May. Selling prices were down 2% year-over-year reflecting some continued unfavorable mix in the US and a price reset on a long-term contract in Mexico.

Operating income at $25 million improved by $14 million sequentially, but remained $4 million below second quarter 2012 levels due to the Mexico operating issues. Operating income in the second quarter 2013 included $4.5 million of elevated cost of goods sold in Mexico of which $3 million related to lower efficiencies and increased maintenance costs to address the Mexico production issues and $1.5 million related to changes in estimates for phosphate rock inventory. Operating income margin for second quarter 2013 was 12%, up 640 basis points sequentially, but down 240 basis points from second quarter 2012 levels. Adjusted for the noted elevated costs, operating income margin would have been 15%.

US/Canada

US/Canada Specialty Phosphates sales increased 9% for the second quarter 2013 compared to the prior year period on 3% growth in the core business, plus a 7% benefit from acquisitions. Sales mix improved significantly on a sequential basis, but remained below normalized levels, with a successful re-establishment of the Venezuela supply chain coming late in the quarter and the asphalt and other industrial businesses remaining below year ago levels. This resulted in a modest average selling price decline for the current quarter versus the second quarter 2012.

For the second quarter 2013, operating income of $24 million was up $13 million sequentially and up $3 million versus the year ago quarter. Operating income margin was 15% for the second quarter 2013, up 780 basis points sequentially and 100 basis points from the year ago period.

Mexico

Second quarter 2013 sales were up 11% sequentially, but down 9% compared to the second quarter 2012, a significant improvement from the first quarter 2013 variance, but still negative year-over-year due to the continued effects of the premature equipment failure that extended through mid-May which limited production and sales. June manufacturing performance returned to short-term target performance levels, but overall production was below expectations for the quarter. June yields improved 380 basis points and production rates were up 38% versus their first quarter 2013 averages. The business continued to experience strong demand for its more differentiated products, and, with significant progress made during the quarter with many of the production issues resolved by mid-quarter, was able to show continuous sales volume improvement in each month of the quarter. Selling prices declined on the less differentiated detergent grade products, and combined with a price reset on a long-term contract, contributed to an overall price decline of 4%.

Operating income in the second quarter 2013 of $1 million included $4.5 million of elevated cost of goods sold of which $3 million related to lower efficiencies and increased maintenance costs and $1.5 million related to changes in estimates for phosphate rock inventory. Adjusting for these costs, operating income would have been $6 million, up $2 million sequentially, reflecting the progress made in operations during the quarter, but down $3 million from second quarter 2012 levels with lower sales contributing to the shortfall. Operating income margin on an adjusted basis would have been 13% for the second quarter 2013, down 440 basis points from the strong year ago quarter.

GTSP & Other

GTSP & Other sales (primarily Granulated Triple Superphosphate fertilizer co-product) decreased 47% for the second quarter 2013 compared to the same period in 2012 on lower volumes. The typical spring acceleration in market fertilizer prices did not happen, with market pricing ending the quarter below first quarter levels on weak market demand.

For the second quarter 2013, GTSP & Other recorded $3 million of operating loss, level with the year ago period. The current quarter included $2 million of elevated cost of goods sold of which $1 million related to lower efficiencies and increased maintenance costs and $1 million related to changes in estimates for phosphate rock inventory. The second quarter 2012 included $3 million of adjustments, including amounts relating to prior periods, which increased cost of goods sold. Without these noted costs, the second quarter 2013 had an operating loss of $1 million compared to break-even for the prior year period. Operating income margins were -28% for the second quarter 2013 compared to -13% for the second quarter 2012. Excluding the noted costs, operating income margin was -11% for the second quarter 2013, down 1,180 basis points from the year ago period.

Recent Trends and Outlook

Moderate market demand growth was evident for Specialty Phosphates in the second quarter 2013, and, together with the success of our growth strategy, resulted in the strongest volume quarter for the US/Canada business in over three years. Mexico volumes were affected by production issues related to premature equipment failure that we began to fix in the first quarter and continued through mid-May, but June returned to our short-term target levels after the issues were resolved. This resulted in a significant sequential improvement in year-over-year sales volume variance. Overall Specialty Phosphates volume growth was 6% with 5% coming from acquisitions and the core business contributing a net 1% growth despite the Mexico production issues.

Momentum behind our growth strategy continues to improve, as evidenced by success with new products and continued export sales strength. We continue to expect modest market growth in 2013, with recent favorable demand trends, particularly in consumer oriented end markets, supporting this view. The June improvement seen in Mexico manufacturing performance and sales volumes gives us confidence that second half 2013 sales volumes for that business will return to second half 2012 levels, an improvement of 6-7% compared to the first half 2013.

Overall, our second half 2013 Specialty Phosphates year-over-year growth expectation, excluding the benefit of recent acquisitions, remains within our 4-6% long-term target range. Strong performance by our recent acquisitions is expected to continue, and this, together with the full year benefit of the two acquisitions made in 2012, is expected to contribute an additional 4% revenue growth for the second half 2013 in comparison to the prior year period.

We do not expect any major changes in raw material purchase prices or underlying Specialty Phosphates selling prices through the third quarter 2013.

During the second quarter 2013, the Company revised its methodology for estimating phosphate rock inventories on hand. As a result, we recorded a $2 million write-down of phosphate rock inventory in the second quarter 2013. In addition to this inventory charge, the Mexico business incurred elevated cost of goods sold of $4 million from lower efficiencies and higher maintenance costs resulting from the Mexico production issues noted earlier. Of the total $6 million of higher costs noted above, Mexico Specialty Phosphates incurred $4 million and GTSP & Other incurred $2 million.

Specialty Phosphates operating income margins were 12% for the second quarter 2013 as reported and met our second half expectation of 15% when adjusting out the additional Mexico costs noted above. Continued improvement in US/Canada business mix is expected to support improved margins for that business in the third quarter 2013. However, sequential margin improvement will not reach its full potential in the third quarter for Mexico because of a planned maintenance outage in Coatzacoalcos that typically occurs every 12 to 18 months and typically costs $2-3 million. This outage is not expected to have a significant effect on sales volumes in the second half 2013. Specialty Phosphates operating income margins are therefore expected to remain at 15% for the second half, as fourth quarter improvements in the Mexico margins will likely be offset by seasonally lower volumes affecting fixed cost leverage for the US/Canada business.

GTSP & Other profitability slipped to a small loss for the second quarter 2013 on an adjusted basis. Low market demand, which affected sales volumes in the quarter, resulted in weaker market pricing at the end of the quarter compared to the beginning. Based on current market price conditions, GTSP is expected to operate at a small loss through the third quarter.

Net debt increased sequentially by $8 million in the second quarter 2013 to $136 million as a result of increased working capital in Mexico to support improved production and sales.

Capital Expenditures
Capital expenditures were $8 million in the second quarter 2013, a slight increase from the first quarter 2013 level as expected. We now expect expenditures to approximate $35-40 million for the year. Investment continues to be focused on capacity enhancements for US/Canada and Mexico Specialty Ingredients facilities, expanding geographically and enhancing Mexico’s capability to process multiple grades of rock, consistent with the Company’s supply chain diversification strategy.

About Innophos Holdings, Inc.
Innophos is a leading international producer of performance-critical and nutritional specialty ingredients, with applications in food, beverage, dietary supplements, pharmaceutical, oral care and industrial end markets. Innophos combines more than a century of experience in specialty phosphate manufacturing with a growing capability in a broad range of other specialty ingredients to supply a product range produced to stringent regulatory manufacturing standards and the quality demanded by customers worldwide. Innophos is continually developing new and innovative specialty ingredients addressing specific customer applications and supports these high-value products with industry-leading technical service. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Ogden, UT; North Salt Lake, UT; Paterson, NJ; Green Pond, SC; Port Maitland, ON (Canada); Taicang (China); Coatzacoalcos, Veracruz and San Jose de Iturbide (Mission Hills), Guanajuato (Mexico). For more information please visit www.innophos.com. 'IPHS-G'
SOURCE Innophos Holdings, Inc.
###
Financial Tables Follow
Innophos Holdings, Inc.                 FTI Consulting, Inc.
Investor Relations: (609) 366-1299        Bryan Armstrong/Matt Steinberg
investor.relations@innophos.com         (212) 850-5600

Conference Call Details

The conference call is scheduled for Tuesday, July 30, 2013 at 10:00 am ET and can be accessed by dialing 888-206-4065 (U.S.) or 630-827-5974 (international) and entering passcode 35291712. Please dial in approximately 15 minutes ahead of the start time to ensure timely entry to the call. A replay will be available between 1:00 pm ET on July 30 and 1:00 pm ET on August 14, 2013. The replay is accessible by dialing 888-843-7419 (U.S.) or 630-652-3042 (international) and entering passcode 6861213#.

Safe Harbor for Forward-Looking and Cautionary Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos’ products and services in the marketplace; competitive factors; technological changes; Innophos' dependence upon second-party suppliers; and other risks. For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Summary Profit & Loss Statement – Second Quarter

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Operations (Unaudited)
(Dollars In thousands, except per share amounts or share amounts)

	Three months ended	Three months ended
	June 30,	June 30,
	2,013	2,012

Net sales	$213,176	$214,180
Cost of goods sold	172,281	171,812
Gross profit	40,895	42,368
Operating expenses:
Selling, general and administrative	17,939	15,236
Research & development expenses	826	849
Total operating expenses	18,765	16,085
Operating income	22,130	26,283
Interest expense, net	1,594	1,595
Foreign exchange loss (gain)	2,915	(108)
Income before income taxes	17,621	24,796
Provision for income taxes	6,054	8,292
Net income	$11,567	$16,504

Diluted Earnings Per Participating Share	$0.52	$0.73

Diluted weighted average participating shares outstanding:	22,320,172	22,713,254
Dividends paid per share of common stock	$0.35	$0.27
Dividends declared per share of common stock	$0.35	$0.27

Segment Reporting – Second Quarter

The Company reports its operations in three segments: Specialty Phosphates US & Canada, Specialty Phosphates Mexico and GTSP & Other. The primary performance indicators for the chief operating decision maker are sales and operating income, with sales on a ship-from basis. Sales on a ship-from basis are on the same revenue recognition as a ship-to basis and are recognized when delivery has occurred and title and risk of loss passes to the customer. The following table sets forth the historical results of these indicators by segment:

	Three months ended	Three months ended
	June 30,	June 30,	Net Sales
	2,013	2,012	% Change
Segment Net Sales
Specialty Phosphates US & Canada	$159,054	$146,270	8.7%
Specialty Phosphates Mexico	43,370	47,800	(9.3)%
Total Specialty Phosphates	202,424	194,070	4.3%
GTSP & Other	10,752	20,110	(46.5)%
Total	$213,176	$214,180	(0.5)%

Segment Operating Income
Specialty Phosphates US & Canada	$23,759	$20,267
Specialty Phosphates Mexico	1,333	8,534
Total Specialty Phosphates	25,092	28,801
GTSP & Other (a)	(2,962)	(2,518)
Total	$22,130	$26,283

Segment Operating Income % of net sales
Specialty Phosphates US & Canada	14.9%	13.9%
Specialty Phosphates Mexico	3.1%	17.9%
Total Specialty Phosphates	12.4%	14.8%
GTSP & Other (a)	(27.5)%	(12.5)%
Total	10.4%	12.3%

Depreciation and amortization expense
Specialty Phosphates US & Canada	$6,465	$6,178
Specialty Phosphates Mexico	2,318	3,790
Total Specialty Phosphates	8,783	9,968
GTSP & Other	682	1,348
Total	$9,465	$11,316

(a) The three month period ended June 30, 2012 includes a $3.9 million charge to earnings for out of period costs in Mexico.

Price / Volume – Second Quarter

The Company calculates pure selling price dollar variances as the selling price for the current year to date period minus the selling price for the prior year to date period, and then multiplies the resulting selling price difference by the prior year to date period volume. The current quarter selling price dollar variance is derived from the current quarter year to date selling price dollar variance less the previous quarter year to date selling price dollar variance. The selling price dollar variance is then divided by the prior period sales dollars to calculate the percentage change. Volume variance is calculated as the total sales variance minus the selling price variance and refers to the revenue effect of changes in tons sold at the relative prices applicable to the variation in tons, otherwise known as volume/mix.

The following tables illustrate for the three months ended June 30, 2013 the percentage changes in net sales by reportable segments and by Specialty Phosphates product lines compared with the same period of the prior year, including the effect of selling price and volume/mix changes upon revenue:

Reportable Segments	Price	Volume/Mix	Total
Specialty Phosphates US & Canada	(1.1)%	9.8%	8.7%
Specialty Phosphates Mexico	(3.9)%	(5.4)%	(9.3)%
Total Specialty Phosphates	(1.8)%	6.1%	4.3%
GTSP & Other	(0.5)%	(46)%	(46.5)%
Total	(1.6)%	1.1%	(0.5)%

Note: Includes AMT/Triarco benefit of 6.8% in Specialty Phosphates US & Canada Volume/Mix and 5.1% in Total Specialty Phosphates Volume/Mix

Specialty Phosphates Product Lines	Price	Volume/Mix	Total
Specialty Ingredients	(2.3)%	8.7%	6.4%
Food & Technical Grade PPA	0.6%	1.2%	1.8%
STPP & Detergent Grade PPA	(2.3)%	(2.1)%	(4.4)%

Note: Includes AMT/Triarco benefit of 7.3% in Specialty Ingredients Volume/Mix

Summary Cash Flow Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

(Dollars in thousands)

	Six months ended	Six months ended
	June 30,	June 30,
	2,013	2,012
Cash flows provided from operating activities
Net income	$23,970	$44,092
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization	18,851	21,555
Amortization of deferred financing charges	288	287
Deferred income tax provision (benefit)	1,331	(359)
Share-based compensation	1,751	2,328
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(7,512)	6,322
Decrease in inventories	9,278	17,096
Decrease in other current assets	10,451	2,584
Decrease in accounts payable	3,745	8,006
Decrease in other current liabilities	(15,281)	(25,042)
Changes in other long-term assets and liabilities	(3,143)	(3,488)
Net cash provided from operating activities	43,729	73,381
Cash flows used for investing activities:
Capital expenditures	(15,879)	(10,491)
Net cash used for investing activities	(15,879)	(10,491)
Cash flows used for financing activities:
Proceeds from exercise of stock options	75	14
Long-term debt borrowings	28,000	5,000
Long-term debt repayments	(36,000)	(24,000)
Excess tax benefits from exercise of stock options	1,041	2,310
Common stock repurchases	(70)	—
Dividends paid	(15,326)	(11,290)
Net cash used for financing activities	(22,280)	(27,966)
Net change in cash	5,570	34,924
Cash and cash equivalents at beginning of period	26,815	35,242
Cash and cash equivalents at end of period	$32,385	$70,166

Summary Balance Sheets

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars In thousands)

	June 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$32,385	$26,815
Accounts receivable, net	101,545	94,033
Inventories	153,663	162,941
Other current assets	85,082	99,927
Total current assets	372,675	383,716
Property, plant and equipment, net	197,266	195,723
Goodwill	83,879	83,879
Intangibles and other assets, net	74,917	75,948
Total assets	$728,737	$739,266
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$4,013	$4,000
Accounts payable, trade and other	40,230	36,485
Other current liabilities	30,749	46,030
Total current liabilities	74,992	86,515
Long-term debt	164,007	172,000
Other long-term liabilities	34,567	36,428
Total liabilities	273,566	294,943
Total stockholders’ equity	455,171	444,323
Total liabilities and stockholders’ equity	$728,737	$739,266

Additional Information
Net debt is a supplemental financial measure that is not required by, or presented in accordance with, USGAAP. The Company believes net debt is helpful in analyzing leverage and as a performance measure for purposes of presentation in this release. The Company defines net debt as total long-term debt (including any current portion) less cash and cash equivalents.